EXHIBIT 99.1

VuBotics, Inc. Announces Release of Harbinger Research Report on Company

ATLANTA, Aug. 1, 2006 (PRIMEZONE) -- VuBotics (OTCBB:VBTC) announces the release by Harbinger Research, a leading New York Independent Investment Research Company, of its Investment Report on VuBotics: The Future of Reading and Online Advertising Metrics, by Senior Research Analyst, Andrew S. Hua, CFA. The Report features an in-depth review of VuBotics, their breakthrough technology, initial products like VuIT(tm) for Blackberry(tm) and more recent developments. In the report, Hua provides a detailed commentary on the investment opportunities within this dynamic technology company.

Download this report directly as a .pdf from the VuBotics Web site or from Harbinger Research.

VuBotics, Inc. (VuBotics) is an emerging technology company that has developed a unique software application, VuIT(tm), which alters the way content, and particularly text, is delivered to the user on an electronic display. The VuIT(tm) product family uses an advanced proprietary algorithm that dynamically delivers text sequentially onto a viewing screen, word-by-word, rather than as static text across a screen, as with a piece of paper. The words are typically displayed one at a time, as large as desired, and at a rate of speed optimized for the reader. This approach is combined with a cadenced delivery that is designed to mimic sub-vocalization, based on an in-depth understanding of readers' lexicons, including language and culture. This is achieved by analyzing cadence values to the content, thereby delivering content at high speeds with comprehension and recognition characteristics.

VuBotics President & CEO, Richard L. Teters, says, "VuIT(tm) brings new meaning to streaming... particularly to mobile devices which are inherently hard to read. With VuIT(tm) technology, 'no screen is too small'." He continues, "With our VuIT(tm): Text Bigger, Text Faster technology, we are changing the Word... Actually changing the World. People will no longer 'read' text; they will 'VuIT(tm)'."

The VuBotics, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2771

Disclaimer

Investors are cautioned that certain statements contained in this document as well as some statements in periodic press releases and some oral statements of VuBotics officials are "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "believes," "anticipates," "intends," "plans," "expects," and similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future VuBotics actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance, or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual future results will not be different from the expectations expressed in this report. These statements are not guarantees of future performance and VuBotics has no specific intention to update these statements.

CONTACT: VuBotics, Inc.
         Richard L. Teters, President and CEO
         (404) 459-5850
         president@vubotics.com